Exhibit 99.1

CNH

PRESS RELEASE

Follow Live: CNH Investor Day 2025

- *New Strategic Business Plan set to enhance product leadership and expand margins*
- *Live presentations from the NYSE start today at 9:00 am ET*
- *Register to follow the full event live here*

Basildon, May 8, 2025

CNH (NYSE: CNH) will host its Investor Day 2025 live today from the New York Stock Exchange. Event presentations will commence at 9:00 am ET and proceed as follows:

Opening Remarks	*Suzanne Heywood, Chair*
CNH Overview	*Gerrit Marx, Chief Executive Officer*
Agriculture Products	*Scott Harris, President, North America*
Precision Technology	*Jay Schroeder, Chief Technology Officer*
Go-to-Market	*Stefano Pampalone, Agriculture Chief Commercial Officer*
Quality	*Chun Woytera, Chief Quality & Customer Advocacy Officer*
Construction	*Humayun Chishti, President, Construction*
Financial	*Jim Nickolas, Chief Financial Officer*
Closing Remarks with Q&A	Gerrit Marx, Chief Executive Officer

Today's presentation will be available from 8:00 am ET here: bit.ly/CNH_ID25.

A recording of the webcast will also be available at the same link within a few hours of the event's conclusion.

CNH Industrial N.V.
Cranes Farm Road
Basildon, Essex, SS14 3AD
United Kingdom

Breaking New Ground

Innovation Sustainability Productivity

CNH Industrial (NYSE: CNH) is a world-class equipment, technology and services company. Driven by its purpose of Breaking New Ground, which centers on Innovation, Sustainability and Productivity, the Company provides the strategic direction, R&D capabilities, and investments that enable the success of its global and regional Brands. Globally, Case IH and New Holland supply 360° agriculture applications from machines to implements and the digital technologies that enhance them; and CASE and New Holland Construction Equipment deliver a full lineup of construction products that make the industry more productive. The Company’s regionally focused Brands include: STEYR, for agricultural tractors; Raven, a leader in digital agriculture, precision technology and the development of autonomous systems; Hemisphere, a leading designer and manufacturer of high-precision satellite-based positioning, and heading technologies; Flexi-Coil, specializing in tillage and seeding systems; Miller, manufacturing application equipment; and Eurocomach, producing a wide range of mini and midi excavators for the construction sector, including electric solutions. Across a history spanning over two centuries, CNH has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH’s 35,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world. For more information and the latest financial and sustainability reports visit: cnh.com For news from CNH and its Brands visit: media.cnh.com Contacts: Media Relations Email: mediarelations@cnh.com Investor Relations Email: investor.relations@cnh.com